Exhibit 10.47

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the "Amendment"), is made as of this 3rd day of January 2017 (the "Effective Date"), by and between Everi Payments Inc., a Delaware corporation formerly known as Global Cash Access, Inc. (the "Company") and wholly-owned subsidiary of Everi Holdings Inc., a Delaware corporation formerly known as Global Cash Access Holdings, Inc. ("Everi Holdings"), and David Lucchese ("Executive"). This Amendment amends that certain Employment Agreement, dated August 5, 2014, by and between the Company and the Executive (the "Agreement"). Capitalized terms used in this Amendment and not defined have the meanings given them in the Agreement.

R E C I T A L S

A.Whereas, the Company and Executive desire to amend the Agreement.

B.The Company and Executive therefore wish to enter into this Amendment regarding Executive's employment with Company.

AMENDMENT

NOW, THEREFORE, based on the foregoing recitals and in consideration of the commitments set forth below, Executive and the Company agree as follows:

1.          Section 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:

1.1 Position, Duties, Responsibilities

"1.1Position. The Company hereby employs Executive to render services to the Company in the position of Executive Vice President, Digital and Interactive Business Leader, reporting directly to the Executive Vice President and Games Business Leader. The duties of this position shall include such duties and responsibilities as are reasonably assigned to Executive by the Games Business Leader. Executive agrees to serve in a similar capacity for the benefit of Everi Holdings and any of the Company's direct or indirect, wholly-owned or partially-owned subsidiaries or Everi Holdings' affiliates. Additionally, Executive shall serve in such other capacity or capacities as the Games Business Leader may from time to time reasonably and lawfully prescribe. The Company and Executive further agree that a written job description shall be created for Executive's position within a reasonable period following final execution of this Agreement. The Company and Executive further agree that, once complete and agreed upon by the parties, said description shall be incorporated into this Agreement by reference and shall govern Executive's duties and responsibilities owed to the Company. During Executive's employment by the Company, Executive shall, subject to Section 1.2, devote Executive's full energies, interest, abilities and productive time to the proper and efficient performance of Executive's duties under this Agreement. Executive shall be deemed an "Executive Officer" for purposes of indemnification by the Company pursuant to Article XI of the Company's bylaws."

2.          For purposes of Section 2.1 of the Agreement, the Company and Executive agree that, beginning as of the Effective Date, the Company shall pay Executive a base salary at the rate of

Three Hundred Seventy-Five Thousand Dollars ($375,000) per year, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in regular periodic payments in accordance with Company payroll policy. Section 2.1 shall otherwise remain in full force and effect.

3.          Section 4.3 of the Agreement shall be amended to include a final sentence that reads as follows:

"If Executive provides not less than ninety (90) days' prior written notice of his intent to voluntarily resign from the Company as of a date that is on or prior to December 31, 2017, then, upon the effective date of his resignation following such ninety (90) day period, his resignation shall be deemed a Termination by Executive for Good Reason and he shall be entitled to the severance payments and benefits provided in the event of a Termination by Executive for Good Reason as set forth in Sections 4.3.1-4.3.4."

4.          Section 4.3.1 of the Agreement shall be amended by deleting the first sentence thereof and replacing such first sentence with the following:

"The Company shall continue to pay Executive's base salary at the then-current base annual salary rate of Executive (determined prior to any reduction constituting a condition giving rise to Good Reason) for a period of twelve (12) months following the date of termination of Executive's employment (the "Salary Continuation Period"); provided, that if Executive voluntarily resigns his employment with the Company during the fiscal year ending December 31, 2017 in accordance with the last sentence of Section 4.3 and, pursuant to the last sentence of Section 4.3, such voluntary resignation is treated as a Termination by Executive for Good Reason, then the Company shall continue to pay Executive's base salary for the Salary Continuation Period at the annual salary rate of $425,000."

5.           Section 4.3.2 of the Agreement shall be deleted in its entirety and replaced with the following:

"4.3.2. Target Bonus.

(a)In the event that the termination of Executive's employment occurs after the first anniversary of the Effective Date of the Agreement, the Company shall also pay to Executive, subject to standard deductions and withholdings, an additional severance benefit in an amount equal to one-hundred (100%) of Executive's then-current target bonus for the calendar year in which the termination occurred, payable in substantially equal installments concurrent with the salary continuation payments pursuant to Section 4.3.1 (including a catch-up payment as described therein); provided, that if Executive voluntarily resigns his employment with the Company during the fiscal year ending December 31, 2017 in accordance with the last sentence of Section 4.3 and, pursuant to the last sentence of Section 4.3, such voluntary resignation is treated as a Termination by Executive for Good Reason, then the bonus payable by the Company under this Section 4.3.2(a) shall be based upon a base salary of $425,000.

(b)In addition to the benefits provided under Section 4.3.2(a) above, if Executive voluntarily resigns his employment with the Company during the fiscal year ending December 31, 2017 in accordance with the last sentence of Section 4.3 and, pursuant to the last sentence of Section 4.3, such voluntary resignation is treated as a Termination by Executive for Good Reason, then Executive shall be entitled to receive a bonus (the "Pro Rata Bonus") equal to Executive's base salary at the effective date of termination multiplied by a percentage equal to the product of (i) the average percentage of base salary earned by and paid to the other senior executives of the Company as a group as an incentive bonus for the fiscal year ending December 31, 2017, as calculated by the Company pursuant to its 2017 cash incentive bonus plan, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed between January 1, 2017 and the effective date of Executive's voluntary resignation, and the denominator of which is 365.  For the avoidance of doubt, "the average percentage of base salary" shall be determined by adding together the percentages earned by each person in the senior executive group and dividing by the number of persons in the senior executive group, such that, if there are five other members of the senior executive group who receive bonuses equal to 40%, 50%, 60%, 70% and 80% of base salary, then the average percentage of base salary would be 60%. For example, if, pursuant to the last sentence of Section 4.3, Executive provides written notice on March 1, 2017 of his intent to voluntarily resign from the Company effective May 31, 2017, and the other senior executives of the Company later are determined to have earned bonuses for the fiscal year ending December 31, 2017 equal to an average of 60% of base salary, then Executive shall be entitled to receive a Pro Rata Bonus equal to Executive's base salary at the effective date of termination multiplied by 24.82%, such percentage being determined as follows: (A) Executive's base salary at the effective date of termination, multiplied by (B) 60%, multiplied by (C) 151/365. Any such Pro Rata Bonus payable pursuant to the foregoing, if any, shall be paid in cash when the other senior executives of the Company are paid their annual bonuses for 2017, and on or before March 15, 2018.

(c)In addition to the benefits provided under Section 4.3.2(a) and Section 4.3.2(b) above, if Executive voluntarily resigns his employment with the Company during the fiscal year ending December 31, 2017 in accordance with the last sentence of Section 4.3 and, pursuant to the last sentence of Section 4.3, such voluntary resignation is treated as a Termination by Executive for Good Reason, then the Company shall pay to Executive an amount equal to $75,000, as a reimbursement for moving expenses incurred by Executive, such amount to be paid in a single lump sum on the first regular payroll date of the Company following the Release Deadline (as defined in Section 4.8) and to be subject to standard deductions and withholdings."

6.          Section 7.2 of the Agreement shall be amended by deleting the second and third sentences thereof and replacing such sentences with the following:

"For the avoidance of doubt, the foregoing shall not prohibit Executive from (a) being employed by or engaged as a consultant by, or having any ownership interest in, or participating in the financing, operation, management or control of, any of the following companies (or their respective subsidiaries and successors): Scientific Games Corporation, International Game Technology or Novomatic AG, or (b) engaging in, owning an interest in, or participating in any business that processes credit card, debit card or automated teller machine transactions originated from outside of gaming establishments, unless the Company has expanded its operations to encompass such activities at the time of termination. For purposes of this Agreement, the "Noncompete Term" shall be the period of one (I) year after the termination of Executive's employment hereunder."

7.          Except as otherwise set forth specifically in this Amendment, the Agreement shall remain in full force and effect.

(Signatures on following page)

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first set forth above.

EVERI PAYMENTS INC.		EXECUTIVE

By:	/s/ Michael D. Rumbolz	/s/ David Lucchese
	By: Michael D. Rumbolz, President and	David Lucchese
Chief Executive Officer